Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTHEQUITY, INC.

HEALTHEQUITY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is HealthEquity, Inc.

B. The Corporation was incorporated in Delaware on September 18, 2002.

C. This Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

D. This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended and restated.

E. The text of the Certificate of Incorporation of the Corporation, as heretofore amended and restated, is hereby amended and restated in its entirety to read as follows:

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ARTICLE I:

The name of this corporation is HealthEquity, Inc. (the “Corporation”).

ARTICLE II:

Its Registered Office in the State of Delaware is to be located at 32 Loockerman Street, Suite 201, in the City of Dover, County of Kent Zip Code 19904. The registered agent in charge thereof is Registered Agent Solutions, Inc.

ARTICLE III:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV:

The total number of shares of all classes which the Corporation is authorized to have outstanding is 103,210,580 shares, of which stock 70,000,000 shares in the par value of $.0001 each, shall be voting common stock (the “Common Stock”) and of which 33,210,580 shares in the par value of $.0001 each, shall be preferred stock.

The total number of shares of Series A Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 2,000,000 shares (the “Series A Preferred Stock”). The purchase price per share of Series A Preferred Stock shall be $1.00 (the “Series A Purchase Price Per Share”).

The total number of shares of Series B Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 4,737,547 shares (the “Series B Preferred Stock”). The purchase price per share of Series B Preferred Stock shall be $1.50 (the “Series B Purchase Price Per Share”).

The total number of shares of Series C Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 6,773,033 shares (the “Series C Preferred Stock”). The purchase price per share of Series C Preferred Stock shall be $2.319 (the “Series C Purchase Price Per Share”).

The total number of shares of Series D-1 Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 9,000,000 shares (the “Series D-1 Preferred Stock”). The purchase price per share of Series D-1 Preferred Stock shall be $1.10 (the “Series D-1 Purchase Price Per Share”).

The total number of shares of Series D-2 Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 3,200,000 shares (the “Series D-2 Preferred Stock”). The purchase price per share of Series D-2 Preferred Stock shall be $1.25 (the “Series D-2 Purchase Price Per Share”).

The total number of shares of Series D-3 Preferred Stock, par value $.0001, that the Corporation is authorized to issue is 7,500,000 shares (the “Series D-3 Preferred Stock” and, together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock the “Preferred Stock”). The purchase price per share of Series D-3 Preferred Stock shall be $2.64 (the “Series D-3 Purchase Price Per Share”).

Each of the Series A Purchase Price Per Share, Series B Purchase Price Per Share, Series C Purchase Price Per Share, Series D-1 Purchase Price Per Share, Series D-2 Purchase Price Per Share and/or Series D-3 Purchase Price Per Share shall be referred to herein as the “Purchase Price Per Share” with respect to the applicable series of Preferred Stock. The Purchase Price Per Share of each series of Preferred Stock shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the Preferred Stock or the holders thereof are as follows:

4.1 Dividends.

A. The date on which the Corporation initially issues any share of Preferred Stock shall be deemed the “date of issuance” of such Preferred Stock regardless of the number of times transfer of such Preferred Stock is permitted and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

B. The holder or holders of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock shall, for so long as such share is issued and outstanding, accrue dividends from the date of issuance of such share at the annual rate of six percent (6%) of the Purchase Price Per Share for such share of Preferred Stock. Such dividends shall accrue with respect to each share of Preferred Stock but be payable only in connection with a Liquidation Event pursuant to Section 4.2A of this Restated Certificate.

C. The holder or holders of each share of Series D-3 Preferred Stock shall, for so long as such share is issued and outstanding, accrue dividends from the date of issuance of such share at the annual rate of six percent (6%) of the Purchase Price Per Share for such share of Series D-3 Preferred Stock. Such dividends shall accrue with respect to each share of Preferred Stock and shall be payable in cash within 30 days after the end of each fiscal year of the Corporation; provided, dividends on shares of Series D-3 Preferred Stock for the Corporation’s fiscal years ending January 31, 2012 and 2013 shall not be payable in cash and instead shall be payable by issuance of additional shares of Series D-3 Preferred Stock (“PIK”) except with respect to any holder who elects, in a writing delivered to the Company at least 10 days prior to the end of the applicable fiscal year, to have all (but not less than all) of such accrued dividends continue to accrue until the next payment date. The number of shares of Series D-3 Preferred Stock to be issued on any particular dividend payment date shall equal the amount of the accrued and unpaid dividend to be paid on such date divided by Series D-3 Purchase Price Per Share, rounded down to the nearest whole share. Additionally, the holder or holders of each share of Series D-3 Preferred Stock shall, for so long as such share is issued and outstanding, participate ratably in any dividend of cash or other property paid to any other class or series of shares, other than (i) the 6% dividends described in Section 4.1B, and (ii) a dividend or other distribution to holders of Common Stock in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock.

4.2 Liquidation Preference.

A. Liquidation, Dissolution.

1. Upon the occurrence of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series A Preferred Stock, Series B Preferred Stock or Common Stock, the holders of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution on a pari passu basis for each share of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock held by them, by reason of their ownership thereof, an amount per share of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock equal to the Series C Purchase Price Per Share, Series D-1 Purchase Price Per Share, Series D-1 Purchase Price Per Share or Series D-3 Purchase Price Per Share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such series of Preferred Stock after the filing date hereof) upon the consummation of such Liquidation Event plus all accrued and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock of the liquidation preference set forth in this Section 4.2A.1, then such assets (or consideration) shall be distributed among such holders of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock ratably in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2. After the payment of the full liquidation preference of each of the Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock as set forth in Section 4.2A.1 above, before any distribution or payment shall be made to any holders of Common Stock, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution on a pari passu basis for each share of Series A Preferred Stock and Series B Preferred Stock held by them, by reason of their ownership thereof, an amount per share of Series A Preferred Stock and Series B Preferred Stock equal to the Series A Purchase Price Per Share or Series B Purchase Price Per Share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such series of Preferred Stock after the filing date hereof), upon the consummation of such Liquidation Event plus all declared and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock and Series B Preferred Stock of the liquidation preference set forth in this Section 4.2A.2 after giving effect to the payment of liquidation preference set forth in Section 4.2A.1, then such assets (or consideration) shall be distributed among such holders of Series A Preferred Stock and Series B Preferred Stock, ratably in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3. Following full payment of the Liquidation Preference with respect to the Preferred Stock as set forth in Section 4.2A.1 and Section 4.2A.2 above, any remaining assets and funds of the Corporation legally available for distribution in such Liquidation Event, if any, shall be distributed ratably to the holders of the Common Stock based on the number of shares of Common Stock held by each such holder.

The aggregate amount payable to any share of Preferred Stock in a Liquidation Event pursuant to Section 4.2A.1 or 4.2A.2 is referred to as the “Liquidation Preference” for such share.

B. Valuation. Whenever the distribution provided for in this Section 4.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by at least a majority of the Board of Directors of the Corporation (the “Board”) including at least one of the Series C Directors.

4.3 Voting Rights.

A. Generally. The holders of shares of Preferred Stock, other than the Series D-3 Preferred Stock, shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock may be converted and shall be entitled to notice of any stockholders meeting, in accordance with the Bylaws of the Corporation (the “Bylaws”). Except as otherwise set forth in this Restated Certificate, the holders of the Preferred Stock, other than the Series D-3 Preferred Stock, shall vote together with the Common Stock and shall not be entitled to vote on any matter as a separate class or series (including, without limitation, with respect to further amendments to this Restated Certificate). Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. Series D-3 Preferred Stock. The holders of Series D-3 Preferred Stock shall not be entitled to vote on any matter, other than as required by law or as expressly set forth herein. Upon any such vote, the holders of shares of Series D-3 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series D-3 Preferred Stock may be converted and shall be entitled to notice of any stockholders meeting, in accordance with the Bylaws. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half being rounded upward).

C. Preferred Directors.

1. The holders of at least a majority of the outstanding shares of the Series C Preferred Stock shall, to the exclusion of the holders of all of the Corporation’s other capital stock, be entitled to (a) elect three (3) Directors (the “Series C Directors”) and designate one (1) observer (the “Series C Observer”) to the Board, each of whom shall act in his or her respective capacity until the earlier of his or her resignation, removal or death and (b) name the Chairman of the Board. The Series C Directors and the Series C Observer may only be removed or replaced by the holders of at least a majority of the Series C Preferred Stock outstanding in the manner provided above, and such holders may remove or replace any or all of the Series C Directors and the Series C Observer at any time, and from time to time, by prior written notice to the Corporation.

2. Notwithstanding the foregoing, at any time that the holder or holders of the majority of the issued and outstanding shares of the Series C Preferred Stock own or control a majority of the then outstanding voting stock of the Corporation (as determined on an as-converted basis but without inclusion of any non-voting instruments such as options or warrants hereinafter, the “Majority Holder”), such holder or holders, shall be entitled to elect a majority of the Directors, in which such case the Corporation shall take all action within its power to cause the prompt election of any such additional directors (or the prompt removal of sitting directors) as may be needed, in order for such holder or holders to realize such a majority, promptly following their nomination as such (or a request therefor) by such holder or holders. If the Corporation fails or refuses to take such action as is required by, or takes any action in contravention of, this Section 4.3C.2, then the Corporation shall be deemed automatically to have taken the actions required by, and not to have taken any actions in contravention of, this Section 4.3C.2. In any event, the Majority Holder may, in accordance with Sections 141(k) and 211(b) take such action by written consent to remove the Board and elect a new Board.

3. The rights of the holders of the Series C Preferred Stock to elect the Series C Directors and designate the Series C Observer shall terminate upon the earlier of (a) the date on which the holders of the Series C Preferred Stock hold less than five percent (5%) of the outstanding Common Stock of the Corporation on an as converted basis, or (b) the completion of a Qualified Public Offering (as defined below). Upon such termination, any then-current Series C Director and the Series C Observer shall be deemed removed from the Board and the stockholders of the Corporation may elect replacement directors in accordance with the Bylaws of the Corporation.

D. Series C Special Voting Rights. Capitalized terms used in this Section 4.3C but not previously defined have the meanings assigned in Section 4.3E below. In addition to the voting rights of the holders of the Series C Preferred Stock as set forth above, until such date as the holders of the Series C Preferred Stock outstanding hold less than five percent (5%) of the outstanding Common Stock of the Corporation on an as converted basis or a Qualified Public Offering is completed by the Corporation, the vote of the holders of a majority of the of the Series C Preferred Stock outstanding, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share of Series C Preferred Stock entitled to one vote, shall be required for the Corporation to:

1. authorize, issue or enter into any agreement providing for the issuance of any capital stock (or any securities convertible into or exchangeable for any capital stock) of the Corporation other than (a) upon conversion of any shares of Preferred Stock in accordance with this Restated Certificate, or (b) pursuant to a stock option plan, stock purchase plan or other similar incentive equity plan approved by the Board (excluding any management directors if equity may be issued to management directors under the plan) (each, an “Approved Plan”);

2. directly or indirectly redeem, purchase or otherwise acquire, or enter into any agreement to redeem, purchase or acquire any shares of capital stock of the Corporation other than pursuant to: (a) this Restated Certificate, or (b) the provisions of any Approved Plan;

3. directly or indirectly declare or pay any dividends on, or make any distributions upon, any of its shares of capital stock of the Corporation other than as set forth in this Restated Certificate;

4. amend or repeal of any provision of Restated Certificate or the Bylaws of the Corporation as in effect as of the effective date of this Restated Certificate;

5. acquire or dispose of, or enter into any agreement to acquire or dispose of any significant assets with a value of Five Hundred Thousand Dollars ($500,000) or more on behalf of the Corporation;

6. incur or agree to incur any indebtedness in excess of One Million Dollars ($1,000,000) in the aggregate and/or any material liabilities in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate that are not contemplated by the Corporation’s applicable annual budget (as approved by the Board with the consent of at least one Series C Director);

7. lend any funds or property to any individual or legal entity other than loans made in the ordinary course of business;

8. enter into any line of business which the Corporation is not engaged in as of the effective date of this Restated Certificate;

9. other than employment agreements in the ordinary course of business and transactions with the Corporation’s subsidiaries in the ordinary course of business, enter into any transactions with any Affiliate of the Corporation and/or any other Person who is a director, officer or holder of five percent (5%) or more of the outstanding capital stock of the Corporation (and/or any such Person’s siblings, spouse, parents or children), or any business or entity in which any such director, officer or stockholder (and/or any such Person’s siblings, spouse, parents or children) own or control in excess of five percent (5%) or more of the equity and/or voting power in such entity;

10. commence any voluntary bankruptcy, dissolution, liquidation or winding up of the Corporation or any subsidiary of the Corporation;

11. settle, or enter into any agreement to settle any material litigation by or against the Corporation;

12. employ any person to act in the capacity of Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer or terminate the employment of any person acting in any such capacity;

13. authorize any capital expenditure in excess of One Million Dollars ($1,000,000) in the aggregate during any fiscal year unless such capital expenditure was included in the budget approved by the Board for such fiscal year;

14. engage in any Change of Control of the Corporation; or

15. engage in any actions which materially adversely affect the rights of the holders of the Series C Preferred Stock.

E. Certain Definitions. As used in this Section 4.3 (and anywhere else in this Restated Certificate), the following terms have the definitions assigned below:

1. “Affiliate” means, with respect to a legal entity, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity, where for purposes of the foregoing “control” means the possession, directly or indirectly, of the power to direct the management and policies of such entity, whether through the ownership of voting securities, contract or otherwise.

2. “Change of Control” means (a) a merger, consolidation or reorganization of the Corporation; (b) any other purchase or acquisition of more than a majority of the outstanding capital stock of the Corporation; or (c) a sale, exchange and/or exclusive lease or license of all, or substantially all, of the assets of the Corporation.

3. “Person” means any natural person or any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

4. “Public Offering” means any underwritten offering by the Corporation of any of its capital stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “Commission”) on Form S-1 (or any successor form adopted by the Commission) and after which the Corporation’s capital stock is listed on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market or other national securities exchange.

4.4 Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

A. Right to Convert. Each holder of Preferred Stock may elect, at any time or from time to time, to convert any or all of their respective shares of Preferred Stock into that number of fully-paid and non-assessable shares of Common Stock as determined by dividing the Purchase Price Per Share for such Preferred Stock by the applicable Conversion Price (as indicated in Section 4.4C and as may be adjusted in accordance with Section 4.4E). For purposes of this Section 4.4 only, the “Purchase Price Per Share” for the Series D-3 Preferred Stock shall be equal to $2.13 (as may be adjusted in accordance with Section 4.4E).

B. Automatic Conversion.

1. Each share of Preferred Stock shall automatically be converted into that number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Purchase Price Per Share for such Preferred Stock by the applicable Conversion Price (as indicated in Section 4.4C and as may be adjusted in accordance with Section 4.4E) in effect on the Conversion Date (as defined in Section 4.4D) immediately upon the earlier of (1) a vote of the holders of at least a majority of the outstanding shares of Preferred Stock (other than the Series D-3 Preferred Stock), to convert the Preferred Stock into Common Stock (the “Preferred Conversion Vote”), and (2) the closing of a Public Offering in which the aggregate gross cash proceeds to the Corporation equals or exceeds Fifty Million Dollars ($50,000,000), before deduction of underwriting discounts and registration expenses, with a per share offering price of at least Ten Dollars ($10.00) (as adjusted for any stock dividends, combinations or splits or similar recapitalizations with respect to such shares), (a “Qualified Public Offering”); provided, however, in the event of an automatic conversion in connection with a Preferred Conversion Vote, the Series D-3 Preferred Stock shall not be automatically converted unless, within ten (10) business days following the date of the Preferred Conversion Vote, such conversion is approved by a vote of the holders of at least a majority of the outstanding shares of Series D-3 Preferred Stock and, in the event that the Series D-3 Preferred Stock do not so approve such automatic conversion hereunder, the Corporation shall have the right, by delivery of a written notice (“Conversion Redemption Notice”) to each holder of Series D-3 Preferred Stock within twenty (20) business days following the date of the Preferred Conversion Vote, to redeem all (but not less than all) of the Series D-3 Preferred Stock for the Series D-3 Redemption Price (as defined below) (“Conversion Redemption”).

2. In the event that the Company has duly elected to effect the Conversion Redemption, the Corporation shall use all commercially reasonable efforts to pay the full amount due to the holders of the Series D-3 Preferred Stock within six (6) months following its delivery of the Conversion Redemption Notice, provided, however, if the Corporation fails to make full payment within such six (6)-month period, the Conversion Redemption Notice shall be deemed withdrawn and the right of the Company to redeem such Series D-3 Preferred Stock in connection therewith shall be terminated.

3. Shares of Series D-3 Preferred Stock called for redemption pursuant to this Section 4.4 shall continue to be deemed outstanding and have all rights related thereto (including the right to dividends and Conversion Rights) until redeemed. All accrued but unpaid dividends on the Series D-3 Preferred Stock redeemed pursuant to this Section 4.4 shall be paid in full when redeemed.

C. Conversion Price. The “Series A Conversion Price” shall be $1.00 per share. The “Series B Conversion Price” shall be 1.50 per share. The “Series C Conversion Price” shall be $2.319. The “Series D-1 Conversion Price” shall be $0.55 per share. The “Series D-2 Conversion Price” shall be $0.55 per share. The “Series D-3 Conversion Price” shall be $2.13 per share. The Series C Conversion Price, the Series D-1 Conversion Price, the Series D-2 Conversion Price and the Series D-3 Conversion Price shall be adjusted and readjusted from time to time, in accordance with Section 4.4E.5. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price, the Series D-2 Conversion Price and the Series D-3 Conversion Price are sometimes generically referred to collectively or individually as the “Conversion Price”.

D. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock. In lieu of any fractional shares to which the holders of the Preferred Stock would otherwise be entitled (computing the number of shares of Common Stock to which any holder is entitled on aggregate basis with respect to all shares to be converted by such holder or holders at the time of such conversion), the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of Common Stock, as determined by the Board in good faith. The “Conversion Date” with respect to each conversion of shares of Preferred Stock shall mean (1) in the case of an individual holder electing conversion, the date upon which written notice of such conversion election is received by the Corporation, (2) in the case of an automatic conversion pursuant to Section 4.4B(1), the date on which such vote shall take effect, and (3) for the purposes of conversion pursuant to Section 4.4B(2) above, the end of business on the date immediately prior to the closing date of the Qualified Public Offering. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder or holders, or to such holder or holders’ nominee or nominees, subject to compliance with applicable securities laws, a certificate or certificates for the number of shares of Common Stock to which such holder or holders or nominee or nominees shall be entitled as set forth above provided, however, that the Corporation shall have no obligation to issue or deliver any such certificate or certificates, or cash or other consideration, prior to its receipt of the certificates representing the shares of Preferred Stock which are being or have been converted into such shares of Common Stock (or prior to such holder or holders’ provision of an affidavit and indemnity for lost certificate with respect to lost, stolen or destroyed certificates representing capital stock of the Corporation). From and after the Conversion Date, the person or persons entitled to receive the shares of Common Stock assumable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, and the shares of Preferred Stock so converted shall be deemed cancelled, and no dividends shall accrue thereon following such time. Upon the conversion of each share of Series D-3 Preferred Stock, the Corporation shall also pay to the holder in cash the accrued and unpaid dividends, if any, on such share up to and including the date of such conversion; provided, if such payment date would be prior to July 31, 2013, such accrued and unpaid dividends shall, in lieu of being paid on such date, continue to accrue interest at the annual rate of six percent (6%) and be paid (along with all such accrued interest) by the Company no later than August 1, 2013.

E. Adjustments.

1. Adjustments for Reorganization, Reclassification or Similar Events. If at any time and from time to time the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event (such conversion deemed to have taken place immediately before the reorganization, reclassification or other event).

2. Series C, D-1, D-2 and D-3 Conversion Price Adjustments. Capitalized terms used in this Section 4.4E.2 and Section 4.4E.3, but not previously defined, have the meanings assigned in 4.4E.6 below.

(i) If and whenever the Corporation issues or sells or, in accordance with Section 4.4E.3, is deemed to have issued or sold, any Common Stock for a consideration per share less than the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price in effect immediately prior to the time of such issue or sale (or deemed issue or sale), the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, as applicable, shall be reduced to an amount determined by dividing (i) the sum of (A) the product derived by multiplying the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to such issue or sale by the number of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of Common Stock Deemed Outstanding immediately after such issue or sale.

(ii) Notwithstanding the foregoing, there shall be no adjustment in the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price as a result of: (i) any issuance of capital stock in connection with the exercise of Options that are issued and outstanding as of the effective date of this Restated Certificate; (ii) the grant and issuance of any Options in accordance with any Approved Plans (whether before or after such effective date); (iii) any issuance of capital stock in connection with the exercise of Options issued after such effective date in accordance with the Approved Plans, (iv) the grant and issuance of any warrants or Options in the form of an equity kicker or other value enhancement in connection with debt financing approved by the Board of the Corporation (“Approved Debt”) to the debt provider, (v) any issuance of capital stock in connection with the exercise of warrants or Options issued after such effective date in accordance with any Approved Debt, (vi) the grant and issuance of any Series D-3 Preferred Stock or warrants issued in connection therewith, (vii) any issuance of capital stock in connection with the exercise of Options issued pursuant to the Purchase Agreement or any joinder agreement thereto, (viii) the conversion of any Preferred Stock in accordance with this Restated Certificate, (ix) any issuance of shares of Common Stock, Options or convertible securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section (E)(4) or (5), (x) any issuance of shares of Common Stock, Options or convertible securities issued to banks or other financial institutions pursuant to and as an equity kicker to a debt financing approved by the Board or (xi) any issuance of shares of Common Stock, Options or convertible securities in consideration for the acquisition of another unaffiliated corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization whereby the Corporation becomes the owner of more than 50% of the voting stock of such corporation, provided, that such issuances are approved by the Board.

3. Effect on Series C, D-1, D-2 and D-3 Conversion Prices of Certain Events. For purposes of determining the adjusted Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, as applicable, pursuant to Section 4.4E.2 above, the following shall be applicable.

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options other than those described in Section 4.4E.2(ii) and the price per share for which Common Stock are issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to the time of the granting or sale of such Options, then the Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for the price per share for which Common Stock is issuable thereunder. For purposes of this Section 4.4E.3, the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share for which Common Stock is issuable. For the purposes of this Section 4.4E.3(ii) the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof into Common Stock, by (ii) the total maximum number of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price had been or are to be made pursuant to other provisions of Section 4.4E.3(i) above, no further adjustment of the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Price. If either (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price in effect at the time of such change shall be immediately adjusted to the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, respectively, which would have been in effect at such time had such outstanding Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. For purposes of this Section 4.4E.3, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of any shares of Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock or Series D-3 Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price then in effect hereunder shall be adjusted immediately to the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, respectively, which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 4.4E.3, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of any shares of Series C Preferred Stock, Series D-1 Preferred Stock or Series D-2 Preferred Stock shall not cause the Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock or Series D-3 Preferred Stock, as applicable.

(v) Calculation of Consideration Received. If any share of Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of any discounts, commissions and related expenses). If any share of Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price of such securities as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving Corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board in its reasonable good faith judgment, with the consent of at least one Series C Director.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of One Cent ($.01).

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

4. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series D-3 Preferred Stock is issued (the “Original Issue Date”), the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and/or Series D-3 Preferred Stock, the applicable Conversion Price for each such series of Preferred Stock in effect immediately before such subdivision shall concurrently with such subdivision be proportionately decreased. If at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and/or Series D-3 Preferred Stock, the applicable Conversion Price for each such Series Preferred in effect immediately before the combination shall concurrently with such combination be proportionately increased. Any adjustment under this Section 4.4E.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Conversion Price for each series of Preferred Stock, as applicable, then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price shall be adjusted by multiplying such Conversion Price, as applicable, then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 4.4E.5 to reflect the actual payment of such dividend or distribution.

6. Certain Definitions. As used in Sections 4.4E.2 and 4.4E.3 (and anywhere else in this Restated Certificate), the following terms have the definitions assigned below:

(i) “Common Stock Deemed Outstanding” shall mean the number of outstanding shares of Common Stock of the Corporation, on an as-converted and fully-diluted basis, immediately prior to the relevant issuance of the new securities and immediately thereafter, as applicable.

(ii) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

(iii) “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or the over-the-counter market, the “Market Price” shall be the fair value thereof assigned by the Corporation’s Board.

(iv) “Options” means any rights, warrants or options to subscribe for or purchase any capital stock or securities of the Corporation.

7. Certificates as to Adjustments. Within a reasonable time of the occurrence of each adjustment pursuant to this Section 4.4E, the Corporation at its expense shall promptly compute such adjustment or readjustment, in accordance with the terms hereof and prepare and furnish to the holders of Preferred Stock a certificate executed by a duly authorized officer or director of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, within a reasonable time of the written request at any time of any holder(s) of Preferred Stock, furnish or cause to be furnished to such holder or holders a like certificate setting forth (a) such adjustments and readjustments and (b) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Preferred Stock.

4.5 Redemption Rights.

A. Series C Put Option.

1. At any time following October 5, 2013, the holders of a majority of the issued and outstanding shares of the Series C Preferred Stock may, by written notice to the Corporation, elect to require the Corporation to redeem all, but not less than all, of the issued and outstanding Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock, for an amount equal to the aggregate of the Liquidation Preference for each issued and outstanding Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock, respectively (the “Series C Put Option”); provided, however, that any holder of shares of Series D-3 Preferred Stock may, by written notice to the Corporation, elect to not have such holder’s shares of Series D-3 Preferred Stock redeemed.

2. The Corporation will use all commercially reasonable efforts to pay the full amount due to the holders of the Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock pursuant to the Series C Put Option within six (6) months following its receipt of the notice of the exercise of the Series C Put Option, provided, however, that if, in the judgment of the Board, the Corporation is unable to pay such amount within the six (6)-month period, the Board shall so notify the holders of the Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock, prior to the expiration of such period. If the Board indicates that the Corporation will not be able to make full payment within such six (6)-month period, or if the Corporation fails to make full payment within such six (6)-month period, the holder of the majority of the Series C Preferred Stock may, in its sole discretion, require the Board to pursue a Change of Control of the Corporation.

B. Series D-3 Put Option.

1. The holders of a majority of the issued and outstanding shares of the Series D-3 Preferred Stock may, by written notice to the Corporation (“Series D-3 Option

Notice”), elect to require the Corporation to redeem all, but not less than all, of the issued and outstanding Series D-3 Preferred Stock at any time following August 11, 2018 , (the “Series D-3 Put Option”), for a per share amount equal to the greater of (a) the fair market value of a share of Series D-3 Preferred Stock as determined in good faith by the Board without taking into account to any discount for minority interest, illiquidity or other similar considerations, or any premium for change in control or liquidity, and (b) the Liquidation Preference of a share of Series D-3 Preferred Stock (the “Series D-3 Redemption Price”). Such fair market value determination of the Series D-3 Redemption Price shall be binding on the holders of the Series D-3 Preferred Stock; provided, if the holders of a majority of the Series D-3 Preferred Stock on behalf of all holders of the Series D-3 Preferred Stock, object thereto in writing within ten (10) business days of receipt of the Redemption Notice described in Section 4.5B.3 , then the fair market value shall be determined in accordance with the terms of this Section 4.5B.1 by a nationally recognized independent investment bank selected by the Board and reasonably acceptable to the holders of a majority of the Series D-3 Preferred Stock, the fees and expenses of which shall be paid 50% by the Corporation and 50% by the holders of the Series D-3 Preferred Stock from the proceeds of the Redemption Price, unless such determination results in a Series D-3 Redemption Price that differs by more than 10% of the Series D-3 Redemption Price initially determined by the Board, in which case (i) such fees and expenses shall be borne by the Corporation if the change increases the fair market value initially determined by the Board or (ii) such fees and expenses shall be paid by the holders of the Series D-3 Preferred Stock (by setoff from the proceeds payable to the holders of Series D-3 Preferred Stock at the Corporation’s discretion) if the change decreases the fair market value initially determined by the Board.

2. Upon receipt of written notice of exercise of the Series D-3 Put Option (the “D-3 Option Notice”), the Corporation shall, to the extent it may lawfully do so, be obligated to redeem all of the then outstanding shares of Series D-3 Preferred Stock in three (3) annual installments beginning on the Initial Redemption Date (as defined below), and ending on the date two (2) years from the Initial Redemption Date (provided, in each case, if such day is not a business day, then it shall be the next business day) (each a “Redemption Date”). The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series D-3 Preferred Stock to be redeemed on such Redemption Date an aggregate sum equal to the Series D-3 Redemption Price for each share of Series D-3 Preferred. The total amount to be paid for the Series D-3 Preferred Stock is hereinafter referred to as the “Redemption Price.” The number of shares of Series D-3 Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D-3 Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares of Series D-3 Preferred Stock subject to redemption pursuant to the Series D-3 Put Option shall be redeemed from each holder of Series D-3 Preferred Stock on a pro rata basis, based on the number of shares of Series D-3 Preferred Stock then held.

3. Within thirty (30) days of receipt of the D-3 Option Notice, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series D-3 Preferred Stock to be redeemed setting forth (A) the date on which the first redemption of Series D-3 Preferred Stock shall occur (the “Initial Redemption Date”), which date shall not be less than twenty (20) days nor more than ninety (90) days after the Corporation shall have received the D-3

Option Notice, as well as the dates for each of the other two Redemption Dates, (B) the Redemption Price for the shares to be redeemed; and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at a Redemption Date (including, if applicable, those to be redeemed at the option of the Corporation), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

4. Notwithstanding the foregoing, upon receipt of the D-3 Option Notice, or at any time thereafter and prior to the redemption of all remaining Series D-3 Preferred Stock, the Corporation may, in its discretion, elect to redeem all (but not less than all) of the Series D-3 Preferred Stock on an accelerated time frame, by setting forth in the initial Redemption Notice, or in any written update sent to all holders of Series D-3 Preferred Stock thereafter, (A) the date on which the redemption of all remaining Series D-3 Preferred Stock shall occur, which date shall not be less than ten (10) nor more than ninety (90) days after such notice shall be sent by the Corporation, (B) the Redemption Price for the shares to be redeemed; and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.

5. On or after each such Redemption Date, each holder of shares of Series D-3 Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series D-3 Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series D-3 Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series D-3 Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

6. Shares of Series D-3 Preferred Stock called for redemption pursuant to this Section 4.5 shall continue to be deemed outstanding and have all rights related thereto (including the right to dividends and Conversion Rights) until redeemed.

7. Notwithstanding anything to the contrary in this Section 4.5B, any holder of Series D-3 Preferred Stock may by written notice within ten (10) days of receipt of a Redemption Notice to the Corporation elect cause his, her or its Series D-3 Preferred Stock not to be subject to redemption pursuant to this Section 4.5B.

C. Notwithstanding the forgoing, the Corporation shall not be required to redeem any shares of Preferred Stock to the extent that, subsequent to any such redemption, the Corporation’s net worth as of the next measurement date as specified in Treas. Reg Sec. 1.408-2(e)(5)(ii)(B)(2), or any successor regulation, would fall below the then applicable minimum requirement of such regulation (“Minimum Requirement”). In such event, the Corporation shall, out of and to the extent of funds legally available therefor (and to the extent that such redemption would not cause the Corporation to fall below the Minimum Requirement), redeem a pro rata portion of each holder’s redeemable shares of Preferred Stock based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after and to the extent that the Corporation has funds legally available therefor and to the extent that such redemption would not cause the Corporation to fall below the Minimum Requirement.

4.6 Obligations of the Corporation.

A. Notices of Record Date. In the event that the Corporation shall propose at any time (a) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights, (b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock, or (c) to engage in a Change of Control or Liquidation Event; then, in connection with each such event, the Corporation shall send to the holder or holders of the Preferred Stock:

1. at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote, if any, in respect of the matters referred to in clauses (b) and (c) above in this Section 4.6A; and

2. in the case of the matters referred to in clauses (b) and (c) above in this Section 4.6A, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

B. Issue Taxes. The Corporation shall pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by holders of preferred stock in connection with any such conversion.

C. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unused shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and, if at any time the number of authorized but unused shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will promptly take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unused shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in all commercially reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation and any amendments or supplements thereto.

D. Notices. Any notice required to be given to the holder or holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if transmitted by nationally-recognized overnight courier, or if sent by facsimile, email, or delivered personally by hand or nationally recognized courier and addressed to the holder of record at such holder’s physical address or facsimile number (provided that the sender of such notice retains an acknowledgment of successful transmission of such notice generated by the machine used to send such notice appearing in the records of the Corporation).

E. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 4.4E and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder or holders of the Preferred Stock against impairment.

F. No Resistance. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

ARTICLE V:

Subject to the terms of Section 4.3D, the Board is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized and undesignated shares of preferred stock, and by filing a certificate pursuant to the applicable law of the State of Delaware, to designate, from time to time, the series of such undesignated shares, the number of shares to be included in each such series and the powers, designations, preferences and relative, participating optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any.

ARTICLE VI:

6.1 The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

6.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

6.3 Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI:.

6.4 The indemnification and other rights set forth in this Article VI: shall not be exclusive of any provisions with respect thereto in the Bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

6.5 Neither the amendment nor repeal of this Article VI:, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VI:, shall eliminate or reduce the effect of this Article VI: in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VI: if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE VII:

To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any Series C Directors of the Corporation or any of their respective Affiliates. Specifically and without limiting the generality of the foregoing, the Corporation renounces any rights the Corporation might have in any business venture or business opportunity of any Series C Directors or any of their respective Affiliates, and any Series C Directors nor any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation, or otherwise account to the Corporation in respect of any such business ventures or opportunities, and it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Series C Directors to permit themselves or any of their respective Affiliates to engage in any business opportunity in preference or to the exclusion of the Corporation. Notwithstanding the foregoing, the Corporation does not renounce any interest or expectancy in a business opportunity that is presented to a Series C Director of the Corporation solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VIII:

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX:

The Corporation shall have perpetual existence.

* * * * * * * * * * * * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on August 10, 2011.

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	Executive Chairman

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

HEALTHEQUITY, INC.

HealthEquity, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 10, 2011 (the “Fourth A&R Certificate of Incorporation”).

2. ARTICLE 4, Section 4.1, Paragraph C of the Fourth A&R Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“C. The holder or holders of each share of Series D-3 Preferred Stock shall, for so long as such share is issued and outstanding, accrue dividends as follows:

(i) from the date of issuance of such share through the fiscal year ending January 31, 2015, at the annual rate of six percent (6%) of the Purchase Price Per Share for such share of Series D-3 Preferred Stock;

(ii) from and after February 1, 2015 through the fiscal year ending January 31, 2016, at the annual rate of eight percent (8%) of the Purchase Price Per Share for such share of Series D-3 Preferred Stock;

(iii) from and after February 1, 2016 through the fiscal year ending January 31, 2017, at the annual rate of ten percent (10%) of the Purchase Price Per Share for such share of Series D-3 Preferred Stock; and

(iv) from and after February 1, 2017, at the annual rate of twelve percent (12%) of the Purchase Price Per Share for such share of Series D-3 Preferred Stock.

Such dividends shall accrue with respect to each share of Preferred Stock and shall be payable in cash within 30 days after the end of each fiscal year of the Corporation; provided, dividends on shares of Series D-3 Preferred Stock for the Corporation’s fiscal years ending January 31, 2012 and 2013 shall not be payable in cash and instead shall be payable by issuance of additional shares of Series D-3 Preferred Stock (“PIK”) except with respect to any holder who elects, in a writing delivered to the Company at least 10 days prior to the end of the applicable fiscal year, to have all (but not less than all) of such accrued dividends continue to accrue until the next payment date. The number of shares of Series D-3 Preferred Stock to be issued on any particular dividend payment date shall equal the amount of the accrued and unpaid dividend to be paid on such date divided by

Series D-3 Purchase Price Per Share, rounded down to the nearest whole share. Additionally, the holder or holders of each share of Series D-3 Preferred Stock shall, for so long as such share is issued and outstanding, participate ratably in any dividend of cash or other property paid to any other class or series of shares, other than (i) the 6% dividends described in Section 4.1B, and (ii) a dividend or other distribution to holders of Common Stock in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock.”

3. ARTICLE 4, Section 4.5, Paragraph B.1 of the Fourth A&R Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“1. The holders of a majority of the issued and outstanding shares of the Series D-3 Preferred Stock may, by written notice to the Corporation (the “Series D-3 Option Notice”), elect to require the Corporation to redeem all, but not less than all, of the issued and outstanding Series D-3 Preferred Stock at any time following August 11, 2018 (the “Series D-3 Put Option”), for a per share amount equal to the Liquidation Preference of a share of Series D-3 Preferred Stock (the “Series D-3 Redemption Price”).”

4. The amendment of the Fourth A&R Certificate of Incorporation herein certified has been duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Fourth A&R Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jon Kessler, its President and Chief Executive Officer, this 31ST day of March, 2014.

/s/ Jon Kessler
Name: Jon Kessler
Title: President and Chief Executive Officer